Exhibit 4.9
This OPCO Limited Partner Interest Purchase Agreement is made effective as of March 8, 2011

BETWEEN	Teekay Holdings Limited, a Bermuda company having an office at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda (“THL”);

AND	Teekay Offshore Partners L.P., a Marshall Islands limited partnership having an office at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda (“Teekay Offshore”).

WHEREAS	THL owns 49.0% of the limited partner interests in Teekay Offshore Operating L.P. (“OPCO”);

AND	Teekay Offshore owns a 50.99% limited partner interest and, indirectly, a 0.01% general partner interest in OPCO;

AND	Teekay Offshore wishes to purchase from THL, and THL wishes to sell to Teekay Offshore, THL’s 49% of the limited partner interests in OPCO.
So, the parties agree as follows:
1.	INTERPRETATION
1.1	In this Agreement,
(a)	“Agreement” means this OPCO Limited Partner Interest Purchase Agreement;
(b)	“Closing” means the closing of the purchase and sale of the Interests;
(c)	“Common Units” means common units, representing limited partner interests, in Teekay Offshore;
(d)	“Consideration” means the Common Unit Portion, plus the Cash Portion plus the GP Interest Portion of the consideration for the Interests specified in Section 2.2;
(e)	“Current Assets” means the “current assets” of OPCO and its Subsidiaries, as determined in accordance with GAAP and, to the extent consistent with GAAP, OPCO’s (and its Subsidiaries’) past practices consistently applied;
(f)	“Current Liabilities” means the “current liabilities” of OPCO and its Subsidiaries, as determined in accordance with GAAP and, to the extent consistent with GAAP, OPCO’s (and its Subsidiaries’) past practices consistently applied;
(g)	“Distribution” means any cash distribution made by OPCO pursuant to the Amended and Restated Agreement of Limited Partnership of Teekay Offshore Operating L.P.;
(h)	“Financial Statements” means the consolidated statements of income and balance sheet of OPCO for the fiscal year-ended and as at December 31, 2010;

(i)	“GAAP” means generally accepted accounting principles in the United States, consistently applied over the periods in question;
(j)	“General Partner Interest” has the meaning set forth in the First Amended and Restated Agreement of Limited Partnership of Teekay Offshore;
(k)	“General Partner Unit” has the meaning set forth in the First Amended and Restated Agreement of Limited Partnership of Teekay Offshore;
(l)	“Interests” means the 49.0% limited partner interests of Teekay Offshore Operating L.P. held by THL;
(m)	“Liability” means any indebtedness, liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred directly or consequentially, and whether due or to become due), including any tax or other liability arising out of applicable statutory, regulatory or common law, any contractual obligation and any obligation arising out of tort;
(n)	“Parties” means THL and Teekay Offshore collectively, and “Party” means either of them; and
(o)	“Subsidiary” has the meaning set forth in the First Amended and Restated Agreement of Limited Partnership of Teekay Offshore.
1.2	Headings. Headings contained in this Agreement are included solely for convenience, are not intended to be full or accurate descriptions of the content of any Section or Paragraph and shall not be considered to be part of this Agreement.
2.	PURCHASE AND SALE OF INTERESTS
2.1	At Closing, THL shall sell and transfer to Teekay Offshore, and Teekay Offshore shall purchase and receive from THL, the Interests.
2.2	In consideration for the Interests, Teekay Offshore shall (a) issue 7,562,814 Common Units (the “Common Unit Portion”) to THL, (b) pay USD175,000,000 cash, as adjusted pursuant to Section 2.5, (the “Cash Portion”) to THL and (c) issue General Partner Interests (the “GP Interest Portion”) to Teekay Offshore GP L.L.C. equivalent to 2.0% of the Common Unit Portion plus the issuance of the General Partner Interest (approximately $4,300,000 in value, or 154,343 General Partner Units).
2.3	At Closing, Teekay Offshore shall pay THL the Consideration by (a) registering the Common Unit Portion of the Consideration in the name of THL on Teekay Offshore’s books and records, (b) wire transferring the Cash Portion of the Consideration in immediately available funds to the account or accounts designated by THL and (c) recording the GP Interest Portion of the Consideration for the benefit of Teekay Offshore GP L.L.C. on Teekay Offshore’s books and records.
2.4	Promptly upon receipt of the Consideration, THL shall deliver to Teekay Offshore any documents of title for the Interests evidencing ownership thereof in the name of Teekay Offshore, and otherwise do all things necessary to have the Interests transferred to Teekay Offshore and reflected on the books and records of OPCO.

2.5	Purchase Price Adjustment. Teekay Offshore shall be entitled to an adjustment to the Cash Portion to reflect any Distributions by OPCO between and including January 1, 2011 and Closing (the “Pre-Closing Distributions”). On or before ten (10) calendar days after Closing, Teekay Offshore shall deliver to THL a statement showing all Pre-Closing Distributions, along with a written request to reduce the Cash Portion by 49.0% of the aggregate sum of Pre-Closing Distributions (the “Adjustment Amount”). THL shall promptly pay the Adjustment Amount to Teekay Offshore by wire transfer of immediately available funds within five (5) calendar days after receiving such request.
3.	CLOSING
3.1	The Closing of the transactions contemplated by this Agreement shall be held at the offices of Teekay Offshore and shall occur substantially concurrent with the execution of this Agreement.
4.	WARRANTIES OF THL
4.1	THL makes the following warranties to Teekay Offshore, and acknowledges that Teekay Offshore is relying on these warranties in entering into this Agreement:
(a)	Organization and Good Standing. THL is a corporation duly incorporated, organized and validly existing in good standing under the laws of Bermuda.
(b)	Due Authorization, etc. THL has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder; and the execution and delivery of this Agreement have been duly authorized by all necessary corporate action on the part of THL.
(c)	No Consents. No consent, approval or authorization of any third party is required for consummation by THL of the transactions contemplated by this Agreement, and the execution and delivery of this Agreement and the performance of the transactions contemplated hereby do not violate, conflict with, or cause a default under any contract, agreement, document, or instrument, any law, rule, regulation or any judicial or administrative decision to which THL or the Interests may be subject, or that would create a lien, security interest, encumbrance or restriction of any kind upon the Interests.
(d)	Title to Interests. THL is, and Teekay Offshore shall become, on receipt of the Interests and payment therefor, the owner of the Interests, with good and marketable title to the Interests, free and clear of any title defects, mortgages, pledges, hypothecs, security interests, deemed trusts, liens, charges, encumbrances or rights or claims of others of any kind whatsoever.

(e)	Securities Representations. THL is acquiring the Common Unit Portion of the Consideration solely for the account of THL and not with a view to, or for resale in connection with, a distribution of all or any part of the Common Units. THL acknowledges and understands that the Common Units have not been registered with the U.S. Securities and Exchange Commission or any non-U.S. securities commission or agency, and therefore are subject to resale restrictions. THL agrees to the placement of a legend on any Common Unit certificate or on the records of the transfer agent to the effect that the Common Units may not be sold without registration with the U.S. Securities and Exchange Commission or an exemption from registration.
(f)	Financial Statements. Schedule 4.1 sets forth true, complete and correct copies of the Financial Statements. Except as set forth in Schedule 4.1, the Financial Statements: (i) were prepared in accordance with GAAP, consistently applied throughout the periods presented, and (ii) were prepared in accordance with, and are consistent with, the books and records of OPCO and its Subsidiaries. The Financial Statements fairly present in all material respects the assets, liabilities and financial condition of OPCO and its Subsidiaries and the results of operations as at and for the periods presented therein.
(g)	Absence of Undisclosed Liabilities. Neither OPCO nor any Subsidiary has any Liabilities except (a) Liabilities set forth in OPCO’s consolidated balance sheet as of December 31, 2010 included in the Financial Statements (the “Latest Balance Sheet”) or disclosed in the notes to the Latest Balance Sheet, (b) Liabilities that have arisen after the Latest Balance Sheet in the ordinary course of business and that are Current Liabilities in amounts consistent with those reflected in the Latest Balance Sheet (and are not Liabilities for breach of contract, breach of warranty, product liability, tort or infringement, or a claim or lawsuit, or an environmental liability), and (c) Liabilities expressly disclosed in the Schedules attached to this Agreement.
5.	WARRANTIES OF TEEKAY OFFSHORE
5.1	Teekay Offshore makes the following warranties to THL, and acknowledges that THL is relying on these warranties in entering into this Agreement:
(a)	Organization and Good Standing. Teekay Offshore is a partnership duly formed, organized and validly existing in good standing under the laws of the Marshall Islands.
(b)	Due Authorization, etc. Teekay Offshore has all necessary power, authority and capacity to enter into this Agreement and to perform its obligations hereunder; and the execution and delivery of this Agreement have been duly authorized by all necessary action on the part of Teekay Offshore.
(c)	No Consents. No consent, approval or authorization of any third party is required for consummation by Teekay Offshore of the transactions contemplated by this Agreement, and the execution and delivery of this Agreement and the performance of the transactions contemplated hereby do not violate, conflict with, or cause a default under any contract, agreement, document, or instrument, any law, rule, regulation or any judicial or administrative decision to which Teekay Offshore may be subject.

(d)	Title to Common Units and GP Interest. Upon the Closing and payment of the Consideration in accordance with the terms of this Agreement, good and marketable title to all of the Common Unit Portion of the Consideration, free and clear of all mortgages, liens, security interests, pledges, charges, encumbrances or claims of any kind will be sold to and vest in THL, and the Common Units included in the Common Unit Portion of the Consideration will be duly authorized and validly issued, fully paid and nonassessable, and will not have been issued in violation of any preemptive or similar rights. Upon the Closing and payment of the Consideration in accordance with the terms of this Agreement, the GP Interest Portion of the Consideration will vest in Teekay Offshore GP L.L.C., free and clear of all mortgages, liens, security interests, pledges, charges, encumbrances or claims of any kind (other than as set forth in the First Amended and Restated Agreement of Limited Partnership of Teekay Offshore, as amended).
6.	NO COMMISSION; SURVIVAL; INDEMNIFICATION
6.1	Each Party warrants to the other Party that no individual, partnership, or corporation is entitled to a brokerage commission, finder’s fee or other like payment in connection with the purchase and sale of the Interests.
6.2	All representations and warranties made herein shall survive the Closing without expiration; provided, however, that THL’s representations and warranties set forth in Sections 4.1(f) (Financial Statements) and 4.1(g) (Absence of Undisclosed Liabilities) will survive until, and terminate on, March 8, 2014.
6.3	Teekay Offshore agrees to indemnify and hold THL harmless from any and all losses, damages, claims, actions and proceedings, including any legal or other expenses, arising out of any breach of any representation or warranty made by Teekay Offshore herein.
6.4	THL agrees to indemnify and hold Teekay Offshore harmless from any and all losses, damages, claims, actions and proceedings, including any legal or other expenses, arising out of any breach of any representation or warranty made by THL herein.
7.	NOTICES
7.1	Any notice, direction or other instrument required or permitted to be given by either Party under this Agreement shall be in writing and shall be sufficiently given if delivered personally, sent by prepaid first class mail or transmitted by facsimile or other form of electronic communication during the transmission of which no indication of failure of receipt is communicated to the sender:
(a)	in the case of a notice to Teekay Holdings Limited at:
4th Floor, Belvedere Building,
69 Pitts Bay Road,
Hamilton, HM 08, Bermuda

(b)	in the case of a notice to Teekay Offshore Partners L.P. at:
4th Floor, Belvedere Building,
69 Pitts Bay Road,
Hamilton, HM 08, Bermuda
8.	GENERAL
8.1	Expenses. Except as otherwise agreed in writing by the Parties, costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transaction contemplated under this Agreement shall be paid by the Party incurring such expenses.
8.2	Assignment/Successors and Assigns. Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Subject to that condition, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, successors (including any successor by reason of amalgamation of any Party) and permitted assigns.
8.3	Governing Law. This Agreement shall be governed by and construed under the laws of the state of New York.
8.4	Further Assurances. Each Party agrees that upon the written request of any other Party, it will do all such acts and execute all such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of all such acts and will cause the execution of all such further documents as are within its power to cause the doing or execution of, as the other Party may from time to time reasonably request be done and executed as may be required to consummate the transactions contemplated under this Agreement, or as may be necessary or desirable to effect the purpose of this Agreement or any document, agreement or instrument delivered under this Agreement and to carry out their provisions or to better or more properly or fully evidence or give effect to the transactions contemplated under this Agreement.
8.5	Public Notices. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by THL and Teekay Offshore and no Party shall act unilaterally in this regard without the prior approval of the other Party (such approval not to be unreasonably delayed or withheld), except where required to do so by law or by the applicable regulations or policies of any regulatory agency of competent jurisdiction or any stock exchange.
8.6	Counterparts. This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered shall be an original, and all such counterparts shall together constitute one and the same instrument.
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IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first written above.

Teekay Holdings Limited

By:	/s/ Roy Spires
Name: Roy Spires
Title: President

Teekay Offshore Partners L.P.

By: Teekay Offshore GP L.L.C., its general partner

By:	/s/ Peter Evensen
Name: Peter Evensen
Title: Chief Executive Officer
PURCHASE AGREEMENT SIGNATURE PAGE